Exhibit 10.2

October 15, 2019

John W Beck

1650 Cloverdale Rd., Escondido, CA 92027

Re:	Amendment to Employment Salary Terms

Dear John:

This letter sets forth the terms and conditions of an amendment to your Employment Agreement, Offer Letter, Executive Severance and Change in Control Agreement and any other agreements between you and Ritter Pharmaceuticals, Inc. (the “Company”). This amendment shall take effect as of October 1, 2019 (the “Amendment Effective Date”). Parties acknowledge and agree that, other than as specified below, all provisions of your previous agreements with the Company shall remain unchanged and unaffected by the amendment, and shall continue, in accordance with their respective terms and conditions, with full force and effect; provided, however, that to the extent any preexisting provision of a previous agreement with the Company conflicts or is inconsistent with the amendment below, the amendment below shall govern, supersede, and control such conflicting provisions of the such previous agreement.

AMENDMENT

Your Base Salary to date is the gross amount of $330,000 a year. Parties agree that, beginning on the Amendment Effective Date, you will be paid a new interim salary lower than your Base Salary, in the gross amount of $297,000 a year (the “Interim Salary”). This Interim Salary will constitute all compensation owed to you for your employment and work with the Company going forward from the Amendment Effective Date. That being said, the difference between your Base Salary that would have been paid and this new Interim Salary that is paid (the difference referred to herein as the “Base Salary Deferral”) will still be tracked. Payment of this Base Salary Deferral will be made at such time that the Board of Directors, in its sole discretion, decides to make such payment, if ever. In the avoidance of doubt, this Base Salary Deferral is not earned until the Board of Directors decides, in its sole discretion, to pay such amount. The Board of Directors may decide never to pay the Base Salary Deferral or to provide a lower amount or equity awards instead of paying this Base Salary Deferral.

Further, Parties agree that any vacation payout paid to you by the Company will be paid to you at a rate of pay consistent with your Base Salary, not your Interim Salary, in accordance with applicable law.

ACKNOWLEDGED AND AGREED:

/s/ Andrw J. Ritter	Dated:	10/15/2019
Andrew J. Ritter
Chief Executive Officer

/s/ John W. Beck	Dated:	10/15/2019
John W. Beck